March 6, 1997


Media:                  John F. McCarroll (515) 281-2785
Investor Relations:     J. Sue Rozema (515) 281-2250

MidAmerican Energy Holdings Company's board of directors has authorized the Company to repurchase up to $200 million of the Company's common stock.

The Company plans to purchase the shares from time to time as market conditions warrant, with the intent of completing the entire repurchase program by Dec. 31, 1998. Dillon, Read & Co. Inc. has been retained as agent for the repurchase program.

"We had previously announced that cash proceeds from the sale of MidAmerican Energy Holdings' oil and gas properties, completed in January 1997, would be used for a combination of activities that include repurchasing shares of our common stock, reducing Company debt and pursuing appropriate investment opportunities," said Stanley J. Bright, president and chief executive officer of MidAmerican Energy Holdings. "We believe MidAmerican common stock represents the best value for our funds today."

"The $200 million authorization will allow us to repurchase more than 10 percent of our shares outstanding at current market prices and, due to the higher earnings per share resulting from the repurchase, will produce a lower dividend payout ratio going forward," said Philip G. Lindner, senior vice president and chief financial officer.

At the end of trading yesterday, the stock closed at $16.50 per share, translating to a yield of 7.3 percent, based upon the closing price and the indicated annual dividend of $1.20 per share. MidAmerican Energy Holdings has 101 million common shares outstanding. The Company's common stock is traded on the New York Stock Exchange under the symbol MEC.

MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, has three subsidiaries: MidAmerican Energy Company, MidAmerican Capital Company and Midwest Capital Group, Inc. MidAmerican Energy Company, Iowa's largest utility, serves 642,000 electric customers and 610,000 natural gas customers in Iowa, Illinois, Nebraska and South Dakota. MidAmerican Capital manages nonregulated businesses involved in railcar management and repair, electric and natural gas marketing, communications, security systems and passive investments. Midwest Capital is involved in regional economic development. Information on MidAmerican is available on the Internet at http://www.midamerican.com.

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